SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): SEPTEMBER 29, 1999


                        PINNACLE WEST CAPITAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Arizona                   1-8962                      86-0512431
----------------------------      ------------            ----------------------
(State or other jurisdiction      (Commission                 (IRS Employer
      of incorporation)           File Number)            Identification Number)


400 East Van Buren, P.O. Box 52132, Phoenix, Arizona            85072-2132
----------------------------------------------------            ----------
      (Address of principal executive offices)                  (Zip Code)



                                 (602) 379-2500
              (Registrant's telephone number, including area code)



                                      NONE
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

     As previously reported, Pinnacle West Capital Corporation (the "Company") believes that there will be opportunities to expand its investment in generating assets in the next five years. See "Liquidity and Capital Resources" in Item 2 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999. The Company has announced that it is currently planning to construct a natural, gas-fired electric generating station of up to 2,120 megawatts approximately 50 miles west of Phoenix, near the Palo Verde Nuclear Generating Station. The plant will be operated by Pinnacle West Energy Corporation, a subsidiary of the Company. The Company expects that the plant will consist of four 530-megawatt units, which will come on line in phases beginning in 2003, with the final unit anticipated to be operational around 2007. Construction on the first unit is expected to begin in late 2000.

     The plant is expected to cost approximately $1 billion, assuming all four units are built. Projected capital expenditures for this plant and the previously-announced potential expansion at the West Phoenix Power Plant are:
1999, $44 million; 2000, $125 million; and 2001, $238 million.

     The above discussion contains forward-looking statements that involve risks and uncertainties, which include, but are not limited to, the ongoing restructuring of the electric industry; the outcome of the regulatory proceedings relating to the restructuring; regional economic and market conditions, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital; weather variations affecting customer usage; the successful completion of large-scale construction projects; and the strength of the real estate market. These factors and the other matters discussed above may cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by the Company.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        PINNACLE WEST CAPITAL CORPORATION
                                                   (Registrant)



Dated: October 1, 1999                  By: /s/ Nancy C. Loftin
                                            ------------------------------------
                                            Nancy C. Loftin
                                            Vice President and General Counsel